Exhibit 99.2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations (adjusted to reflect the retrospective application of FAS 160)

Overview

Great Lakes is the largest provider of dredging services in the United States. In addition, we are the only U.S. dredging contractor with significant international operations, which represented approximately 35% of our dredging revenues for 2008 compared with our three year average of 30%. The mobility of our fleet enables us to move equipment in response to changes in demand for dredging services. Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. The U.S. dredging market consists of three primary types of work: capital, beach nourishment and maintenance, in which sectors we have experienced an average combined bid market share in the U.S. of 42% over the past three years, including 47%, 44% and 36% of the capital, beach nourishment and maintenance sectors, respectively. The Company’s largest domestic dredging customer is the Corps, which has responsibility for federally funded projects related to navigation and flood control. In 2008, the Company’s dredging revenues earned from contracts with federal government agencies, including the Corps as well as other federal entities such as the U.S. Coast Guard and U.S. Navy, was approximately 59%, as compared with our three year average of 47%.

The Company also owns a majority interest in NASDI, a demolition service provider located in the Boston, Massachusetts area. NASDI’s principal services consist of interior and exterior demolition of commercial and industrial buildings, salvage and recycling of related materials, and removal of hazardous substances and materials.

The Company operates in two reportable segments: dredging and demolition.

The Company has a 50% ownership interest in Amboy Aggregates (“Amboy”). Amboy’s primary business is mining sand from the entrance channel to the New York Harbor in order to provide sand and aggregate for use in road and building construction. The Company and its Amboy joint venture partner own a 50% interest in land that is adjacent to Amboy’s property and may be used in conjunction with Amboy’s operations. The Company’s investment in Amboy is accounted for using the equity method.

Contract Revenues

Most of the Company’s dredging contracts are obtained through competitive bidding on terms specified by the party inviting the bid. The nature of the specified services dictates the type of equipment, material and labor involved, all of which affect the cost of performing the contract and the price that dredging contractors will bid.

The Company recognizes contract revenues under the percentage-of-completion method, based on the Company’s engineering estimates of the physical percentage completed for dredging projects and using a cost-to-cost approach for demolition projects. For dredging projects, costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion of each dredging project. For demolition projects, contract revenues are adjusted to reflect the estimated gross profit percentage. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation due the Company are not recognized in contract revenues until such claims are settled. Billings on contracts are generally submitted after verification with the customers of physical progress and may not match the timing of revenue recognition. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract revenues in excess of billings or billings in excess of contract revenues. Contract modifications may be negotiated when a change from the original contract specifications is encountered, necessitating a change in project scope or performance methodology and/or material disposal. Significant expenditures incurred incidental to major contracts are deferred and recognized as costs of contracts based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses.

Costs and Expenses

The components of costs of contract revenues include labor, equipment (including depreciation, lease expense, insurance, fuel, maintenance and supplies), subcontracts, rentals, and project overhead. Hourly labor is generally hired on a project-by-project basis. Costs of contract revenues vary significantly depending on the type and location of work performed and assets utilized. Generally, capital projects have the highest margins due to the complexity of the projects, while beach nourishment projects have the most volatile margins because they are most often exposed to weather conditions.

The Company’s cost structure includes significant annual equipment related costs, including depreciation, maintenance, insurance and long-term equipment rentals; these costs have averaged approximately 22% to 25% of total costs of contract revenues over the last three years. During the year, both equipment utilization and the timing of fixed cost expenditures fluctuate significantly. Accordingly, the Company allocates these fixed equipment costs to interim periods in proportion to revenues recognized over the year, to better match revenues and expenses. Specifically, at each interim reporting date the Company compares actual revenues earned to date on its dredging contracts to expected annual revenues and recognizes equipment costs on the same proportionate basis. In the fourth quarter, any over and under allocated equipment costs are recognized such that the expense for the year equals actual equipment costs incurred during the year. As a result of this methodology, the recorded expense in any interim period may be higher or lower than the actual equipment costs incurred in that interim period.

Utilization

Current and projected utilization of equipment is a factor the Company considers important in managing its dredging business. The Company does not measure utilization of equipment in the aggregate; however, it tracks utilization by dredge and other major pieces of equipment. The ability to maintain high levels of equipment utilization impacts the Company’s profitability.

Critical Accounting Policies and Estimates

The Company’s significant accounting policies are discussed in the notes to the consolidated financial statements. The application of certain of these policies requires significant judgments or an estimation process that can affect the results of operations, financial position and cash flows of the Company, as well as the related footnote disclosures. The Company bases its estimates on historical experience and other assumptions that it believes are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in the Company’s results of operations for the period in which the actual amounts become known. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating the Company’s reported financial results.

Percentage-of-completion method of revenue recognition—The Company’s contract revenues are recognized under the percentage-of-completion method, which is by its nature based on an estimation process. For dredging projects, the Company uses engineering estimates of the physical percentage of completion. For demolition projects, the Company uses estimates of remaining costs-to-complete to determine project percent complete. In preparing its estimates, the Company draws on its extensive experience in the dredging and demolition businesses and its proprietary database of historical information to help assure that its estimates are as accurate as possible, given current circumstances. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation are not recognized in contract revenues until such claims are settled. Cost and profit estimates are reviewed on a periodic basis to reflect changes in expected project performance.

Impairment of goodwill—Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets requires that goodwill be tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. Great Lakes believes that this estimate is a critical accounting estimate because: (i) goodwill is a material asset and (ii) the impact of an impairment could be material to the consolidated balance sheet and consolidated statement of operations. The Company performs its annual impairment test as of July 1 each year.

The Company assesses the fair value of the reporting unit using the income approach. Under the income approach, the fair value of the reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of factors including estimates of future market growth trends, forecasted revenues and expenses, expected periods the assets will be utilized, appropriate discount rates and other variables. The estimates are based on assumptions that the Company believes to be reasonable, but which are unpredictable and inherently uncertain. Changes in these estimates and assumptions could materially affect the determination of fair value and may result in the impairment of goodwill in the event that actual future results differ from those estimates.

At December 31, 2008, the majority of goodwill represents the purchase price in excess of the net amount assigned to assets acquired and liabilities assumed by Madison Dearborn Capital Partners IV, L.P. on December 23, 2003. Goodwill was allocated between the Company’s two reporting segments, dredging and demolition, based on the value assigned to each segment at that time. At December 31, 2008 and 2007, dredging goodwill was $76.6 million in each year and demolition goodwill was $21.2 million and $19.7 million, respectively. The increase in demolition goodwill was the result of the April 30, 2008 acquisition by the Company of the 15% interest in NASDI it did not previously own. See Note 21 “Noncontrolling Interest Acquisition” to Consolidated Financial Statements. Goodwill was tested for impairment during the third quarter of 2008 at which time it was concluded that the fair value of each reporting segment was in excess of its carrying value.

As a result of the downturn in the U.S. and global economies, the Company’s share price and market capitalization decreased in the fourth quarter, and as a result management considered whether there were any indicators that the Company’s goodwill was impaired. The Company concluded that no indicators of impairment were present and therefore no additional impairment test was required. The Company’s conclusion was based on its review of its market capitalization as of December 31, 2008 plus a reasonable control premium, when compared to the Company’s carrying value of its invested capital and the strong performance of the Company’s dredging operations during the third and fourth quarters of 2008.

Subsequent to December 31, 2008, the Company’s stock price declined below its book value per share. If the Company’s stock price remains less than the book value per share going forward it will assess whether it is more likely than not that the fair value of a reporting unit has declined below its carrying value pursuant to SFAS No. 142 which may result in a requirement to evaluate goodwill for impairment.

The Company will continue to perform a goodwill impairment test as required on an annual basis, and between annual tests if events or conditions result in a triggering event, thus requiring a test.

Impairment of long-lived assets—In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates the carrying value of long-lived assets whenever events or changes in circumstances indicate that impairment may exist. The Company’s policy is to recognize an impairment charge when an asset’s carrying value exceeds its net undiscounted future cash flows and its fair market value. The amount of the charge is the difference between the asset’s book value and fair market value. The Company’s policy is to estimate the undiscounted future cash flows using financial projections that require the exercise of significant judgment on the part of management. Changes in these projections may expose the Company to future impairment charges. If a triggering event requiring impairment testing occurs, the Company would evaluate the remaining useful lives of these assets to determine whether the lives are still appropriate.

Self-insurance reserves—The Company maintains various insurance policies, including, hull and machinery, general liability and personal injury. We partially self-insure risks covered by our policies. Insurance reserves are established for estimates of the loss that the Company will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported. In determining its estimates, the Company incorporates historical loss experience and judgments about the present and expected levels of cost per claim. Trends in actual experience are a significant factor in determination of such reserves.

Income taxes—The Company calculates its current and deferred tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed during the subsequent year. Adjustments based on filed returns are recorded when identified, which is generally in the third quarter of the subsequent year for U.S. federal and state provisions. The amount of income taxes the Company pays is subject to ongoing audits by federal, state and foreign tax authorities, which may result in proposed assessments. The Company’s estimate for the potential outcome for any uncertain tax issue is highly judgmental. Management believes it has adequately provided for uncertain tax positions that are not more likely than not to be sustained upon examination. However, the Company’s future results may include favorable or unfavorable adjustments to estimated tax liabilities in the period the assessments are made or resolved or when statutes of limitation on potential assessments expire.

Quarterly Results of Operations

The following table sets forth the components of net income (loss) attributable to Great Lakes Dredge & Dock Corporation on a quarterly basis for the years ended December 31, 2008 and 2007.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	Unaudited
	(in millions except share and per share data)
2008
Contract revenues	$135.7	$145.3	$142.8	$163.0
Costs of contract revenues	(123.7)	(123.7)	(125.2)	(144.9)
Gross profit	12.0	21.6	17.6	18.1
General and administrative expenses	(10.2)	(11.2)	(11.0)	(10.4)
Amortization of intangible assets	(0.1)	(0.1)	(0.2)	(0.1)
Operating income	1.7	10.3	6.4	7.6
Interest expense, net	(3.6)	(4.9)	(4.3)	(4.1)
Equity in earnings (loss) of joint ventures	0.1	0.1	0.1	(0.3)
Income (loss) before income taxes	(1.7)	5.5	2.2	3.2
Income tax benefit (provision)	0.7	(2.4)	(0.8)	(1.3)
Net income (loss)	$(1.0)	$3.1	$1.4	$1.9
Net (income) attributable to noncontrolling interests	(0.2)	(0.1)	—	(0.1)
Net income attributable to Great Lakes Dredge & Dock Corporation	$(1.2)	$3.0	$1.4	$1.8

Basic earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$(0.02)	$0.05	$0.02	$0.03
Basic weighted average shares	58,459,824	58,464,444	58,472,824	58,480,633

Diluted earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$(0.02)	$0.05	$0.02	$0.03
Diluted weighted average shares	58,459,824	58,470,065	58,498,950	58,482,278

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	Unaudited
	(in millions except share and per share data)
2007
Contract revenues	$126.7	$115.6	$116.5	$156.9
Costs of contract revenues	(113.0)	(97.5)	(103.1)	(134.2)
Gross profit	13.7	18.1	13.4	22.7
General and administrative expenses	(8.0)	(9.3)	(9.6)	(11.9)
Amortization of intangible assets	(0.1)	(0.1)	(0.1)	(0.1)
Operating income	5.6	8.7	3.7	10.7
Interest expense, net	(4.3)	(6.6)	(3.4)	(3.2)
Equity in earnings of joint ventures	0.3	0.6	0.8	0.3
Income before income taxes	1.6	2.9	1.2	7.9
Income tax provision	(0.7)	(1.2)	(0.5)	(4.0)
Net income (loss)	$0.9	$1.7	$0.7	$3.9
Net (income) attributable to noncontrolling interests	—	—	—	(0.1)
Net income attributable to Great Lakes Dredge & Dock Corporation	$0.9	$1.7	$0.7	$3.8

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.02	$0.04	$0.01	$0.06
Basic weighted average shares	39,632,589	40,989,166	56,265,170	58,459,824

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.02	$0.04	$0.01	$0.06
Diluted weighted average shares	44,696,822	48,238,297	57,189,878	58,459,824

Note: Items may not sum due to rounding.

Results of Operations—Fiscal Years

The following table sets forth the components of net income attributable to Great Lakes Dredge & Dock Corporation as a percentage of contract revenues for the years ended December 31:

	2008	2007	2006
2008
Contract revenues	100.0%	100.0%	100.0%
Costs of contract revenues	(88.2)	(86.8)	(86.6)
Gross profit	11.8	13.2	13.4
General and administrative expenses	(7.3)	(7.5)	(7.2)
Amortization of intangible assets	(0.1)	(0.1)	(0.1)
Operating income	4.4	5.6	6.1
Interest expense, net	(2.9)	(3.4)	(5.8)
Equity in earnings of joint ventures	—	0.4	0.4
Income before income taxes	1.5	2.6	0.7
Income tax provision	(0.7)	(1.2)	(0.2)
Net income	0.8	1.4	0.5
Net (income) attributable to noncontrolling interests	—	—	—
Net income attributable to Great Lakes Dredge & Dock Corporation	0.8%	1.4%	0.5%

Components of Contract Revenues

The following table sets forth, by segment and type of work, the Company’s contract revenues for the years ended December 31 (in thousands):

	2008	2007	2006
Revenues
Dredging:
Capital—U.S.	$153,414	$129,569	$127,205
Capital—foreign	172,345	140,468	86,039
Beach nourishment	63,550	90,142	94,476
Maintenance	95,350	79,659	69,514
Demolition	102,220	75,923	48,746

	$586,879	$515,761	$425,980

2008 Performance Overview

The Company maintained a good level of utilization of its dredging vessels throughout the year, led by strong foreign operations and despite the loss of the dredge New York for the majority of 2008. Demolition activity was particularly robust in the first half of the year. Although gross profit was up for the year, gross margin (gross profit divided by revenues) of 11.8% decreased from 13.2% a year earlier due to the negative impacts of unfavorable weather, a $2.2 million retroactive insurance premium and margin compression in the demolition segment. During 2008, the domestic bid market produced $783 million of contract awards, a 30% increase over 2007, due in large part to a near doubling in the value of contracts awarded for maintenance projects. The Company won 38% of the total domestic bid market, on par with its five-year average of 40% and only $21 million less than in 2007 for which it experienced an especially high 53% win percentage.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Dredging revenues were $484.7 million in 2008, an increase of $44.9 million, or 10.2%, over 2007 dredging revenues of $439.8 million. Dredging gross margin was 11.8%, down from 13.0% in 2007 due to the negative impacts of unfavorable weather, the loss of the Dredge New York for the majority of 2008 and a $2.2 million retroactive insurance premium.

•      Domestic capital dredging revenues of $153.4 million in 2008 were up $23.8 million, or 18%, from 2007 revenues of $129.6. This increase was driven by additional capital projects, including deepening work in the ports of New York, New Jersey and Boston, a deepening project in the Columbia River in Oregon, and two projects in the Gulf of Mexico.

•      The Company’s 2008 revenues from beach nourishment projects of $63.6 million decreased $26.5 million, or 30%, from $90.1 million in 2007. Beach revenues were negatively impacted throughout 2008 as state and local governments experienced delays in getting the necessary approvals to put projects out to bid.

•      Revenues from maintenance dredging projects in 2008 were $95.4 million, an increase of $15.7 million, or 19%, from $79.7 million in 2007. This increase was due to the Corps continuing to put out maintenance work, in addition to receiving emergency funds needed due to the flooding in the Mississippi River and hurricanes in the Gulf Coast.

•      Revenues from foreign dredging operations in 2008 totaled $172.3 million an increase of $31.8 million, or 22%, from 2007 revenues of $140.5 million. Revenues increased from 2007 as the Company moved additional vessels to the Middle East to work on several large land reclamation projects in Bahrain.

NASDI’s 2008 demolition revenues were $102.2 million, an increase of $26.3 million, or 34%, over 2007 revenues of $75.9 million. This increase was due to several large projects which were substantially completed by mid-year. A significant portion of the work on these projects included subcontract work; consequently NASDI’s margins on these projects were not as high as NASDI typically generates. Gross profit of 11.9% in the demolition segment was down from 14.4% in 2007 due to the increase in subcontract work, a decrease in the price for scrap and the adverse impacts of project delays and a customer bankruptcy.

For the year ended December 31, 2008, consolidated general and administrative expenses totaled $42.8 million, compared with $38.7 million in 2007, an increase of $4.1 million, or 10.6%, due to payroll and health care cost increases. General and administrative expenses as a percentage of revenue have been generally consistent, ranging between 7.2% and 7.5% of revenues over the last three years.

2008 operating income for the dredging segment was $22.2 million, down $2.8 million, or 11.2%, versus 2007 operating income of $25.0 million due to the factors described above. 2008 demolition operating income was $3.9 million, on par with 2007 operating income of $4.0 million despite NASDI’s higher 2008 revenues.

The Company’s net interest expense for the year ended December 31, 2008 totaled $17.0 million compared with $17.5 million in 2007. The impact of higher average debt levels during the year were more than offset by lower interest rates. However, the Company had an unrealized gain of $0.4 million on the mark to market of its interest rate swap, compared to a $1.1 million gain last year. By virtue of a call provision contained in the swap agreements, the interest rate swaps were terminated by our counterparties in December 2008.

The Company incurred income tax expense of $3.8 million compared with $6.4 million in 2007. This $2.6 million decrease is primarily the result of the Company’s reduced operating income. The effective tax rate for the year ended December 31, 2008 was 42.1% compared to 47.4% for the year ended December 31, 2007. The effective rate was higher in 2007 as the Company increased its federal deferred tax rate to 35%. This increase in the deferred tax rate resulted in deferred tax expense of $0.9 million which increased the effective tax rate by 6.5%.

For the year ended December 31, 2008, the Company generated net income attributable to Great Lakes Dredge & Dock Corporation  of $5.0 million compared to $7.1 million for the year ended December 31, 2007. This $2.1 million decrease in net income attributable to Great Lakes Dredge & Dock Corporation  was driven by decreased operating income in 2008.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues for the year ended December 31, 2007 were $515.8 million, an increase of $89.8 million, or 21%, from revenues of $426.0 million in 2006. The improvement was primarily attributable to an increase in foreign dredging ($54.4 million) and domestic demolition ($27.2 million) activities. Gross profit margin for the year of 13.2% was relatively unchanged from the prior year due to a significant increase in maintenance expense.

Dredging revenues were $439.8 million in 2007, an increase of $62.6 million, or 16.6%, over 2006 revenue of $377.2 million. Dredging gross profit margin was 13.0% in 2007 which is consistent with 2006 gross profit margin of 13.1%.

•      Domestic capital dredging revenue of $129.6 million in 2007 was relatively unchanged from 2006 revenue of $127.2 million. Capital work in 2007 was driven by a deepening project in Brunswick, GA and LNG work in Golden Pass, Texas. Nevertheless, capital revenue was below historical levels as continued funding issues at the Corps delayed bidding for capital work. However, the Company started five capital projects in the second half of the 2007 that provided significant revenue throughout 2008.

•      The Company’s 2007 revenue from beach nourishment projects of $90.1 million was down slightly from 2006 revenue of $94.5 million. The beach bid market in 2007 of $146 million was above the 2006 market of $126 million. In 2007, 34% of the work put out to bid was funded through state and local authorities, a trend that has sustained the beach market over the last few years as the Corps’ funding issues have negatively impacted federal spending on beach nourishment. Great Lakes completed nearly $50 million of beach work in 2007 for non-federally funded customers.

•      Revenues from maintenance projects in 2007 were $79.7 million, an increase of $10.1 million, or 14.6% from $69.5 million in 2006. The 2007 maintenance bid market of $188.0 million was below the 2006 record bid market of $341.8 million, but in line with previous years’ bid markets as the Corps continues to put maintenance work out to bid despite struggling to fund capital and beach work.

•      Revenues from foreign dredging operations in 2007 totaled $140.5 million, an increase of $54.5 million, or 63.3%, from 2006 revenues of $86.0 million. This performance reflects the Company’s increased commitment of resources internationally. The Company continued work on several large land reclamation projects in Bahrain throughout the year as well as a port deepening project in the Bahamas.

NASDI’s 2007 demolition revenue was $75.9 million, an increase of $27.2 million, or 55.8%, over 2006 revenues of $48.7 million. This increase was driven by three large projects won in 2007. However, a significant portion of the work on these projects included subcontract work; consequently the margins on these projects were not as high as NASDI typically generates. As a result, gross profit margin attributable to the demolition segment was 14.4% in 2007 which is down compared to 15.2% in 2006. This work is expected to lead to additional direct demolition activity that is expected to yield more typical margins.

For the year ended December 31, 2007, consolidated general and administrative expenses totaled $38.6 million, compared with $30.5 million in 2006, an increase of $8.1 million, or 26.7%. 2007 expenses include an aggregate of $2.7 million related to the Company’s secondary offering of stock, expenses associated with being a publicly-traded company, provision for a doubtful receivable and costs related to the Company’s efforts to resolve its personal injury lawsuits in Texas. The remainder of the increase in 2007 relates to normal increases associated with the Company’s increase in revenue.

2007 operating income for the dredging segment was $25.0 million, up $3.1 million, or 14.2%, versus 2006 operating income of $21.9 million due to the increase in revenue and stable contract margins. 2007 demolition operating income was $4.0 million, an increase of $0.3 million, or 8.1%, from 2006 operating income of $3.7 million, again driven by the increase in revenue.

The Company’s net interest expense for the year ended December 31, 2007 totaled $17.5 million compared with $24.3 million in 2006. This $6.8 million decrease was the result of lower debt levels in 2007 as well as a decrease in interest rates resulting from the Company’s new revolving credit facility. In addition, the Company had an unrealized gain of $1.1 million on the mark to market value of its interest rate swap, compared to a $0.1 million gain last year.

The Company incurred income tax expense of $6.4 million compared with $1.0 million in 2006. This $5.4 million increase was a result of greater operating income and a higher effective tax rate year over year. The effective tax rate for the year ended December 31, 2007 was 47.4% compared to 30% for the year ended December 31, 2006. During 2007, the Company increased its federal deferred tax rate to 35%. This increase in the deferred tax rate resulted in deferred tax expense of $0.9 million which increased the effective tax rate by 6.5%. In 2006, the Company decreased its state deferred tax rate resulting in a deferred tax benefit of $0.3 million which decreased the effective tax rate by 9.3%.

For the year ended December 31, 2007, the Company generated net income attributable to Great Lakes Dredge & Dock Corporation of $7.1 million compared to $2.2 million for the year ended December 31, 2006. The improvement in net income attributable to Great Lakes Dredge & Dock Corporation was driven by increased operating income as well as a decrease in interest expense in 2007.

Bidding Activity and Backlog

The following table sets forth, by segment and type of dredging work, the Company’s backlog as of the periods indicated (in thousands):

	December 31, 2008	December 31, 2007	December 31, 2006
Backlog
Dredging:
Capital—U.S.	$176,051	$174,798	$72,037
Capital—foreign	196,387	107,153	184,814
Beach nourishment	18,934	30,614	56,018
Maintenance	26,726	8,958	39,691
Demolition	23,501	38,871	16,645
	$441,599	$360,394	$369,205

Dredging contract backlog represents the Company’s estimate of the revenues that will be realized under the portion of the contracts remaining to be performed based upon estimates relating to, among other things, the time required to mobilize the necessary assets to and from the project site, as well as the amount and type of material and the time it takes for that material to be dredged. However, these estimates are necessarily subject to fluctuations based on the amount and type of material that actually must be dredged. Because of these factors, as well as factors affecting the time required to complete each job, backlog is not necessarily indicative of future revenues or profitability. In addition, a significant portion of our dredging backlog relates to Federal government contracts, which can be canceled at any time without penalty, subject to our right, generally, to recover our actual committed costs and profit on work performed up to the date of cancellation. Our backlog includes only those projects for which the customer has provided an executed contract

Dredging.    The domestic dredging bid market for the 2008 year was $783 million, a nearly 30% increase from the 2007 bid market of $603 million. Maintenance work was the primary source of this increase, with $351 million in awards, nearly double the 2007 market of $188 million. The Company won contracts totaling $300 million, or 38% of the total bid domestic market, on a par with its five-year average of 40%, and only $21 million less than in 2007 during which it achieved an especially high 53% win percentage.

The Company’s dredging backlog at December 31, 2008 totaled $418.1 million, compared to $321.5 million at December 31, 2007.

Approximately $176.1 million, or 42%, of the Company’s year-end dredging backlog consists of domestic capital dredging work, a substantial portion of which is expected to be performed in 2009. This level of capital backlog is on par with the prior year as deepening work continued in the ports of New York and New Jersey and additional work was won in that area. The majority of the capital work in backlog at the end of 2009 is federally funded.

Beach backlog was $18.9 million at the end of 2008, a 39% decrease from $31.0 million at the end of 2007. The 2008 beach nourishment bid market totaled $124 million, which is below the average bid market over the last five years of $161 million. The Company won $50 million, or 40%, of the 2008 work that was bid. The beach bid market was weak during the first nine months in 2008 predominantly due to permitting issues delaying bids. Beach work picked up in the fourth quarter as several projects were bid.

Maintenance backlog was $26.7 million at the end of 2008, nearly three times backlog of $9.0 million at the end of 2007. As noted above, the 2008 maintenance bid market was $351 million, which was above the five year average maintenance market of $280 million, primarily due to emergency funding the Corps received after spring flooding in the Mississippi and hurricanes in the Gulf. The Company’s share of the 2008 market was 34%, on par with its historical share of 36% over the last three years.

Foreign capital backlog increased to $196.4 million at the end of 2008 from $107.2 million at the end of 2007, primarily as a result of signing the second phase of the Diyar land reclamation project in September 2008. However, as a consequence of the economic uncertainty in the Middle East, in February 2009, the Company was asked to enter into discussions to restructure the second phase of this project to allow the customer flexibility on the timing of project funding. The Company is working with the customer to devise a mutually beneficial arrangement. See “Business—Current status of our primary dredging markets”.

Demolition.    The Company’s demolition backlog at December 31, 2008 totaled $23.5 million, a 40% decrease from backlog of $38.9 million at December 31, 2007. As previously mentioned, as a result of the completion of several large projects in 2008, backlog has begun to moderate to more historical levels. Recently, NASDI has taken on several projects in the New York market and is seeking to expand its presence in that market.

Liquidity and Capital Resources

The Company’s principal sources of liquidity are cash flow generated from operations and borrowings under its senior credit facility (see Note 12, “Long-Term Debt” in the Notes to Consolidated Financial Statements). The Company’s principal uses of cash are to meet debt service requirements, finance its capital expenditures, provide working capital and meet other general corporate purposes.

The Company’s net cash provided by (used in) operating activities for the years ended December 31, 2008, 2007 and 2006 totaled $14.8 million, $(6.3) million and $33.9 million respectively. Normal increases or decreases in the level of working capital relative to the level of operational activity impact cash flow from operating activities. In 2008, the increase in investment in our foreign operations was partially offset by favorable billing terms on one domestic project. In 2007, there was a substantial investment in working capital due to expanded foreign dredging operations and demolition activities. Both periods included significant investments in pipe and spare parts inventory. The increase in 2006 was a result of improved net income attributable to Great Lakes Dredge & Dock Corporation as well as the temporary reduction in working capital as a result of favorable contract billing terms.

The Company’s net cash flows used in investing activities for the years ended December 31, 2008, 2007 and 2006 totaled $26.3 million, $77.8 million and $21.5 million respectively. 2008 investing activities included $17.7 million of capital expenditures on the dredges Ohio, Reem Island and Noon Island for upgrades and other activities related to placing these vessels into service. Another $5.5 million was spent in 2008 on continuing construction of the power barge that will enhance the utilization and operating efficiency of the dredge Florida; $7.2 million was spent on this vessel in 2007. Work on this vessel was completed in October 2008 and the vessel was then sold via a sale leaseback for $16.6 million. An immaterial loss was fully recognized on this transaction. 2007 investing activities included significant vessel acquisitions made by the Company. In 2007, the Company purchased the dredge Ohio and attendant plant for $14.0 million and two hopper dredges, the Reem Island and Noon Island, for $26.4 million. Also, the dredge Terrapin Island was purchased for $25.5 million and subsequently refinanced through a sale and long-term operating lease arrangement. No gain was recognized on this transaction. In addition, the Company exercised early buy-out options related to the operating leases for the dredges Texas and Pontchartrain and two scows for a total of $14.6 million. Capital spending for items exclusive of the dredge acquisitions, lease buyouts and the construction of the auxiliary vessel for the dredge Florida was $21.8 million. 2006 capital spending included $10.4 million related to the conversion of the dredge Long Island into a material re-handling barge which in December 2006 was sold for $12 million and leased back under a long term operating lease arrangement. Also, included in the year’s total spending was $3.9 million for the purchase of the dredge Victoria Island and two scows upon exercise of the early buy-out options related to the long term operating lease arrangements of those vessels.

The Company’s net cash flows provided by (used in) financing activities for the years ended December 31, 2008, 2007 and 2006 totaled $13.7 million, $88.6 million and $(9.4) million, respectively. Cash flow in 2008 was primarily generated by $20 million of revolver borrowings, offset by repayments of long-term debt and dividends. The higher cash flows in 2007 resulted primarily from the $91.8 million in funds received from the exercise of the Company’s outstanding warrants. 2007 cash flow also includes $21.5 million in revolver borrowings for working capital and equipment acquisitions as well as the repayment of $19.7 million in long term debt in connection with the refinancing of the Company’s senior credit facility described below. In 2006, a $51.0 million term loan was repaid with the $52.4 million of proceeds from the Aldabra merger. The 2006 decrease primarily relates to $50.6 million of scheduled payments under the Company’s term loans and $3.5 million of voluntary prepayments made under the Company’s senior credit facility.

On June 12, 2007, the Company entered into a new credit agreement (the “Credit Agreement”) with Bank of America N.A. and various other financial institutions as lenders. The Credit Agreement provides for a revolving credit facility of up to $155.0 million in borrowings and includes sublimits for the issuance of letters of credit and swingline loans. The revolving credit facility matures on June 12, 2012. The revolving credit facility bears interest at rates selected at the option of Great Lakes, currently equal to either LIBOR plus an applicable margin or the Base Rate plus an applicable margin. The applicable margins for LIBOR loans and Base Rate loans, as well as any non-use fee, are subject to adjustment based upon the Company’s ratio of Total Funded Debt to Adjusted Consolidated EBITDA (each as defined in the Credit Agreement). The obligations of Great Lakes under the Credit Agreement are unconditionally guaranteed by its direct and indirect domestic subsidiaries. Additionally, the obligations are secured by a perfected first priority lien on certain equipment of Great Lakes’ subsidiary, Great Lakes Dredge & Dock Company, LLC (“GLDD Company”); a perfected second priority lien on certain other equipment of GLDD Company, subject to a perfected first priority lien in favor of Great Lakes’ bonding company; a perfected first priority lien on the inter-company receivables of Great Lakes and its direct and indirect domestic subsidiaries and having an equal priority to the liens of Great Lakes’ bonding company; and a perfected second priority lien on the accounts receivable of Great Lakes and its direct and indirect subsidiaries that relate to bonded projects. The Credit Agreement contains various covenants and restrictions including (i) limitations on dividends to $5 million per year, (ii) limitations on redemptions and repurchases of capital stock, (iii) limitations on the incurrence of indebtedness, liens, leases and investments, and (iv) maintenance of certain financial covenants.

As of December 31, 2008, the Company had $41.5 million of borrowings and $18.0 million of letters of credit outstanding, resulting in $88.2 million of availability under, the Credit Agreement. In late 2008, Lehman Brothers, a 6.5% participant in our credit facility, filed for bankruptcy and stopped funding its share of the Company’s revolver borrowings. As Lehman Brothers is a defaulting lender, the Company is no longer able to draw upon Lehman Brothers’ pro-rata portion of the revolver commitment. As of December 31, 2008, the Company had drawn $2.7 million of the $10.0 million applicable to Lehman Brothers. As such, Lehman Brothers’ remaining $7.3 million commitment has not been included in our availability under the credit facility. However, as we have significant capacity on the revolver, this has not presently impacted our ability to fund working capital needs. Leading positions in our credit facility are held by Bank of America, Charter One, GE Capital Corporation and Wells Fargo Bank.

On June 12, 2007, Great Lakes also entered into a fourth amendment to the third amended and restated underwriting and continuing indemnity agreement (the “Fourth Amendment”) with Travelers. The Fourth Amendment provides, among other things, for new equipment collateral securing the obligations under the Company’s bonding agreement and permits the Credit Agreement and related collateral securing the obligations under the Credit Agreement.

In addition to its credit facility, Great Lakes has a $24 million International Letter of Credit Facility with Wells Fargo HSBC Trade Bank. This facility is used for performance and advance payment guarantees on foreign contracts. The obligations under the agreement are guaranteed by the Company’s foreign accounts receivable under Ex-Im Bank’s Working Capital Guarantee Program which covers 90% of the obligations owing under the facility. The Company had $16.6 million of letters of credit issued under this facility at December 31, 2008.

The Company paid dividends of $1 million in each quarter of 2008 and in the first quarter of 2009. The declaration and payment of dividends will be at the discretion of the Company’s board of directors and will depend on many factors, including general economic and business conditions, the Company’s strategic plans, its financial results and condition, legal requirements, including restrictions and limitations contained in its senior credit facility and the indenture relating to its senior subordinated debt, and other factors as the Company’s board of directors deems relevant. Accordingly, the Company cannot make any assurances as to the size of any such dividend or that it will pay any such dividend in future quarters.

The Company believes its anticipated cash flows from operations and availability under its revolving credit facility will be sufficient to fund the Company’s operations, capital expenditures, and scheduled debt service requirements as well as to pay dividends, if any, for the next 12 months.

Beyond the next twelve months, the Company’s ability to fund its working capital needs, planned capital expenditures, scheduled debt payments and dividends if any, and to comply with all of the financial covenants under the Credit Agreement and bonding agreement, depends on its future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond the Company’s control.

Contractual Obligations

The following table summarizes the Company’s contractual cash obligations at December 31, 2008. Additional information related to these obligations can be found in Note 12 “Long-Term Debt” and Note 15 “Lease Commitments” to Consolidated Financial Statements.

		Obligations coming due in year(s) ending:
	Total	2009	2010- 2012	2013- 2015	2016 and beyond
	(in millions)
Long term bank debt (1)	$50.6	$2.3	$48.3	$—	$—
Senior subordinated notes (2)	242.8	13.6	40.7	188.6	—
Operating lease commitments	138.0	18.1	47.9	38.4	33.6
Equipment notes	2.6	1.5	1.1	—	—

Total	$434.0	$35.4	$138.0	$227.0	$33.6

(1)    Includes cash interest calculated at borrowing rates at December 31, 2008, assuming payments are made in accordance with the agreement terms.

(2)    Includes cash interest payments calculated at stated fixed rate of 7.75%.

Excluded from the above table are $3.1 million in liabilities for uncertain tax positions for which the period of settlement is not determinable.

Other Off-Balance Sheet and Contingent Obligations

The Company had outstanding letters of credit relating to foreign contract guarantees and insurance payment liabilities totaling $34.6 million at December 31, 2008. All issued letters of credit were undrawn at year-end.

The Company has granted liens on a substantial portion of its owned operating equipment as security for borrowings under its Credit Agreement and its bonding agreement. The Company’s Credit Agreement and bonding agreement also contain provisions that require the Company to maintain certain financial ratios and restrict its ability to pay dividends, incur indebtedness, create liens, and take certain other actions.

The Company finances certain key vessels used in its operations with off-balance sheet lease arrangements with unrelated lessors, requiring annual rentals of $18.0 million declining to $7.0 million over the next ten years. These off-balance sheet leases contain default provisions, which are triggered by an acceleration of debt maturity under the terms of the Company’s Credit Agreement. Additionally, the leases typically contain provisions whereby the Company indemnifies the lessors for the tax treatment attributable to such leases based on the tax rules in place at lease inception. The tax indemnifications do not have a contractual dollar limit. To date, no lessors have asserted any claims against the Company under these tax indemnification provisions.

Performance and bid bonds are customarily required for dredging and marine construction projects, as well as some demolition projects. The Company obtains its performance and bid bonds through a bonding agreement with Travelers, which has been granted a security interest in a substantial portion of the Company’s operating equipment with a net book value of approximately $77.5 million at December 31, 2008. The bonding agreement also contains provisions that require the Company to maintain certain financial ratios and restrict its ability to pay dividends, incur indebtedness, create liens, and take certain other actions. At December 31, 2008, the Company had outstanding performance bonds valued at approximately $453.6 million; however, the revenue value remaining in backlog related to these projects totaled approximately $226.5 million.

Certain foreign projects performed by the Company have warranty periods, typically spanning no more than three to five years beyond project completion, whereby the Company retains responsibility to maintain the project site to certain specifications during the warranty period. Generally, any potential liability of the Company is mitigated by insurance, shared responsibilities with consortium partners, and/or recourse to owner-provided specifications.

The Company is a member of an insurance association that provides personal injury coverage for its maritime workforce in excess of self-insurance retention limits. The Company is subject to retroactive premium adjustments based on the association’s claims experience and investment performance. The Company accrues for retroactive premium adjustments when assessed by the insurance association. During the year ended December 31, 2008 the Company recorded $2.2 million for such assessments. There were no retroactive assessments made in 2007 or 2006.

The Company considers it unlikely that it would have to perform under any of the aforementioned contingent obligations, other than operating leases and calls from West of England, and performance has never been required in any of these circumstances in the past.